Exhibit 99.1

Media Contact: Jeff Harkins

jharkins@sallybeauty.com

Sally Beauty Appoints Marlo Cormier As Senior Vice President – Finance and Chief Accounting Officer

DENTON, Texas, March 31, 2020 – Sally Beauty Holdings, Inc. (NYSE: SBH) today announced the appointment of Marlo Cormier, as Senior Vice President - Finance and Chief Accounting Officer. Ms. Cormier was also named to the Company’s senior leadership team.

Ms. Cormier joins the Company from Fossil Group, Inc., where she was Senior Vice President, Corporate Finance and Chief Accounting Officer. At Fossil Group, Ms. Cormier’s responsibilities included general accounting and SEC reporting, financial planning and analysis, taxes and treasury. Prior to her role at Fossil Group, Ms. Cormier was the Vice President and Chief Accounting Officer of Callaway Golf and a Manager in Deloitte’s Accounting and Audit Services group.

“Marlo is an excellent addition to Sally Beauty Holdings’ executive bench.  With her deep financial and accounting experience supporting companies in retail and wholesale distribution, we expect her to help us propel Sally Beauty Holdings through our COVID-19 reset and our continuing Transformation,” said Aaron Alt, President of Sally Beauty Supply and Chief Financial Officer.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,089 stores, including 179 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as Cosmo Prof® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.